RANDGOLD

                                  PRESS RELEASE

JOHANNESBURG, THURSDAY APRIL 29, 2004. Randgold & Exploration Company Limited,
the JSE Securities Exchange and NASDAQ listed company (JSE: RNG; NASDAQ: RANGY), has announced a ratio change of its American Depositary Shares ("ADSs") so that one ADS will equal one ordinary share. The current ratio is one ADS to three ordinary shares. To effect such a ratio change, holders of ADS's as of the close of business on April 29, 2004, will receive two (2) additional ADS's for every one (1) ADS held on the record date and will be payable on April 30, 2004.

Only whole ADS's will be distributed. Cash in lieu of fractional ADS's will not be paid. The ADS's that are currently held prior to the ratio change will not be called in for exchange and will automatically represent the new ratio.

The object of the ratio change, is to create further stock liquidity and to enhance the marketability of the ADSs without diluting current holders, the company stated. Financial Director Hennie Buitendag, says that Randgold &
Exploration's listing on the NASDAQ in 1997, had achieved a significant improvement in the company's liquidity. "It is one of Randgold & Exploration's major objectives to build an efficient trading platform for our stock as well as to broaden our shareholder base," Buitendag said.

QUERIES:

The Bank of New York
Investor Relations Department: 1-888-BNY-ADRS

or

Maryna Eloff
+27 11 688 5134 (office)
+27 82 6031360 (mobile)
e-mail: maryna@jci.co.za

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Disclaimer: Statements made in this document with respect to Randgold &
Exploration Company Limited's current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold & Exploration Company
Limited. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold & Exploration
Company Limited cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. For a discussion on such risk factors, refer to the annual report on Form
20-F for the year ended December 31, 2002, which was filed with the Securities
Exchange Commission on July 14, 2003. Randgold & Exploration Company Limited
assumes no obligation to update information in this release.
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